EXHIBIT 10.9

EMPLOYEE RETENTION AGREEMENT

This Employee Retention Agreement (“Agreement”), dated as of March 30, 2016, is by and between Kindred Healthcare Operating, Inc. (the “Company”) and David A. Causby (“Employee”).

RECITALS OF FACT

The Company desires to recognize the critical skills and contribution provided by Employee to the Company and seeks to retain his services.  This Agreement is entered into in addition to, and in no way alters or otherwise amends the terms and conditions of that certain Amended and Restated Employment Agreement, dated February 1, 2015, between the Company and Employee.

NOW, THEREFORE, IN CONSIDERATION of the premises and mutual premises contained herein, the Company and Employee (hereinafter collectively the “Parties”) agree as follows:

1.	The Recitals of Fact are incorporated herein.

2.	Retention Incentive.

In consideration for Employee’s continued service to the Company, subject to the terms and conditions in this Agreement, the Company will pay One Million Dollars ($1,000,000), less required payroll and withholding deductions (the “Retention Incentive”), to Employee within a reasonable period of time after August 1, 2017 (the “Retention Date”) but in no event later than August 31, 2017, provided that the requirements in Paragraph 3 below have been fulfilled.

3.Employee Work Commitment Period.

In exchange for the Company’s payment of the Retention Incentive and subject to the terms and conditions of this Agreement, Employee agrees that he shall earn the Retention Incentive described in Paragraph 2 of this Agreement only if and when he remains continuously employed in a similar capacity by the Company from the date of this Agreement through the Retention Date (such period hereinafter, the “Work Commitment Period”) and has performed his job duties in a manner that the Company deems satisfactory. Employee understands and agrees that the Work Commitment Period is until August 1, 2017 and that no portion of the Retention Incentive is earned or will be paid until the completion of the Work Commitment Period.  Employee understands and agrees that if Employee resigns his employment or he otherwise terminates his employment, or the Company terminates his employment for cause (as defined below), he shall not be entitled to the Retention Incentive under this Agreement.

For purposes of this Retention Agreement, the term “cause” shall mean the following as deemed by the Company:  conviction of any felony; any act of willful fraud, dishonesty or moral turpitude; misuse/abuse of alcohol or drugs, which interferes with or affects Employee’s responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company;  gross negligence; any material violation of Employee’s duty of loyalty to the Company or express written directions to the Employee; any material breach of Company policy or procedure; or any violation of any material term and condition of this Agreement.

4.	Employee Handbook; Code of Conduct; Policies.

Employee understands and agrees that during the term of his employment with the Company, he shall be subject to the terms and conditions of the Company’s Employee Handbook, Code of Conduct, and all other Company policies and procedures.  Employee agrees to strictly adhere to the provisions of the Company’s Employee Handbook, Code of Conduct and all its other applicable policies and procedures and understands and agrees that the Company retains the right to change or cancel any policy or benefit.

5.	Non Assignability.

The Parties may not assign its rights or obligations hereunder without the prior written approval of the other Party; provided however, that such an assignment may be made to an entity which is related by virtue of a common parent corporation or which is directly or indirectly, wholly owned or controlled by the same entity as the assigning Party with notice to the other Party.

6.	Waiver of Breach and Severability.

The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by either Party.  In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

7.	Entire Agreement; Amendment.

This instrument contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and such officer of the Company specifically designated by its Board of Directors.

8.	Governing Law.

The Parties agree that this Agreement is to be construed and enforced at all times in accordance with the laws of the State of Delaware without reference to its conflict of laws provisions, except where specifically preempted by federal law.

9.	Mediation.

If a dispute arises out of or relates to this Agreement or the breach thereof and if the dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by non-binding mediation administered by a qualified mediator, prior to resorting to litigation.

10.	Headings.

The headings of this Agreement are inserted for convenience only and are not to be considered in the interpretation of this Agreement.

EMPLOYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT HE HAS OR MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY TO CONTINUE TO EMPLOY EMPLOYEE.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Kindred Healthcare Operating, Inc.
/s/ David A. Causby	By: /s/ Stephen R. Cunanan
David A. Causby	Stephen R. Cunanan, Chief Administrative Officer and Chief People Officer